Exhibit 21

Subsidiaries of American Equity Investment Life Holding Company

     American Equity Investment Life Insurance Company

     American Equity Capital Trust I

     American Equity Capital Trust II

     American Equity Investment Properties, L.C.

     American Equity Capital, Inc.